Exhibit 10.1

March 24, 2016

Mr. A.J. Cederoth

Dear A.J.,

I am pleased to extend an offer to you for the position of Senior Vice President & Chief Financial Officer with Career Education Corporation, with a hire date of April 1, 2016, reporting directly to me. This offer is contingent upon successful completion of reference and background checks, and as per our standard protocol for senior officers, final approval by the Compensation Committee of the Board of Directors and the execution of a non-compete agreement. The terms of our offer are as follows:

1.	The salary for the position will initially be $425,000.00 on an annualized basis. This salary amount may be increased from time to time by the Compensation Committee.

2.	You will earn vacation at a rate of 20 days per year, earned ratably over the course of the calendar year.

3.	You will be eligible to participate in the benefit programs available to our senior executive employees as soon as you meet the eligibility requirement of each plan. Eligibility begins on the first day of the month following thirty days of employment for most of our benefits plans. You will receive information about the process for enrolling in these benefits, which must be completed within the first 30 days of employment.

4.	You will be eligible to participate in the 2016 Annual Incentive Award Program (AIP) with a target opportunity of no less than 75% of your eligible earnings for 2016 with a minimum guaranteed payout of $239,062.50. Eligible earnings are based on base earnings for the performance period, and therefore your 2016 AIP payout determined in accordance with the program will reflect your partial year of service to the Company, subject to the minimum guaranteed payout set forth in the prior sentence. To be eligible for this bonus, you must be an employee through December 31, 2016. Eligibility for the Annual Incentive Award Program as well as the award target and payout are subject to approval annually by the Compensation Committee.

5.	You will receive long-term incentive grants with an aggregate target value at grant equal to 125% of your base salary, which is $531,250.00, subject to final approval by Career Education’s Compensation Committee. This value will be delivered 30% in Stock Options, 20% in Restricted Stock Units (RSUs) and 50% in a Performance-based Award, with such value determined in accordance with the grant calculation methodology established by the Compensation Committee for determining the size of long-term incentive awards made to other employees. In consideration of receiving these initial grants, and as a term and condition of your employment with Career Education, you will agree to be bound by a 12-month non-compete agreement, the terms of which will be contained in the award agreements. The Performance-Based Award vests over a 3-year performance period subject to a relative TSR performance measure, the Stock Options and RSUs vest ratably over 4 years. The RSUs will be settled 50% in stock and 50% in cash. Awards will be made as soon as reasonably practical following the 2016 annual meeting of stockholders and in compliance with regulations established by the Securities and Exchange Commission and Career Education Corporation’s policies (i.e., an award cannot be granted during a blackout period).

6.	For 2017, you will be eligible to receive long-term incentive (LTI) awards with a target opportunity of no less than 125% of your base salary. LTI awards are made annually, typically during the first quarter. Eligibility for LTI awards and grant amounts are subject to approval annually by the Compensation Committee.

7.	You will receive a cash sign-on bonus of $7,500.00. This payment will be made within 30 days of your start date and is contingent upon a start date of April 1, 2016. You must pay taxes on the entire bonus amount.

8.	As a senior officer of the company, you will be subject to the Company’s Stock Ownership Guidelines which require that you achieve and maintain a certain level of stock ownership (expressed as a multiple of your base salary). We believe the guidelines help align the interests of the senior officer team with those of the Company’s stockholders. You will also be subject to the Company’s insider trading, ethics, compensation recovery and other policies applicable to senior officers of the Company. Due to the nature of your role, you will become an executive officer of the Company subject to Section 16 of the Securities Exchange Act.

9.	You will be eligible to participate in the Career Education Executive Severance Plan (Executive Severance Plan). In the event you are involuntarily terminated (as defined in the Executive Severance Plan), you will receive, in addition to any other benefits provided under the plan, no less than 12 months of base pay and partial subsidies of COBRA coverage for no less than 12 months, payable in the time and form specified by the terms of the Executive Severance Plan and contingent upon the execution of a severance or separation agreement. In the event the Executive Severance Plan is amended, modified or replaced following the date of this letter, you will continue to be entitled to severance benefits that are no less favorable than the benefits currently in effect under the terms of this letter and the Executive Severance Plan. Additionally, for purpose of clarity the definition of “Cause” with respect to your participation in the Executive Severance Plan will be as defined below, and replace the definition therein.

“Cause” means, as reasonably determined by the Board, the occurrence of any one of the following by you: (a) any willful misconduct, gross negligence, willful abandonment of duty or material act of dishonesty; (b) a violation of the Company’s Code of Ethics for the Executive Officers and Senior Financial Officers or the Company Code of Business Conduct & Ethics, each as amended, restated or superseded; (c) commission of a felony or any other crime involving fraud or embezzlement; (d) a failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (e) any violation of any non-compete, non-solicit or non-disclosure restrictive covenant applicable to you. For all purposes, no act or omission to act by you shall be “willful” if such act or omission was conducted in good faith or with a reasonable belief such conduct was in the best interests of the Company.

10.	Upon the commencement of your employment, the Company and you will enter into the Company’s then current form of Indemnification Agreement applicable to executive officers of the Company and will cover you as an insured (including coverage after a termination of your employment respecting your acts and omissions occurring during your employment) under any contract of directors and officers liability insurance that covers executive officers as insureds.

11.	Sections 9 through 14 of this letter shall survive and remain in effect following the date you terminate employment with the Company.

12.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Career Education Corporation. Employment at Career Education Corporation is at-will and may be terminated at the will of either you or Career Education Corporation.

13.	The rights and obligations of you and the Company pursuant to this letter shall be governed by the laws of the State of Illinois.

14.	The terms of this letter will inure to the benefit of and be enforceable by your legal representatives, including payment or provision of any unpaid amount or benefit due you immediately prior to your death. The terms of this letter will inure to the benefit of and be binding upon the Company and its successors.

A.J., I am excited about the prospect of you joining Career Education Corporation, and look forward to your contributions to our team and to our students.

Sincerely,

Career Education Corporation

By:	/s/ Todd S. Nelson
Todd S. Nelson
President & Chief Executive Officer

Accepted and Agreed to:

/s/ Andrew J. Cederoth	March 24, 2016
A.J. Cederoth	Date

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